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                                                              EXHIBIT 23




                    CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-53457) pertaining to the 1994 Long Term Incentive Plan and Employees Savings Plan and the Registration Statement (Form S-8 No. 33-57847) pertaining to the Employees Supplemental Savings Plan of Crown Central Petroleum Corporation and Subsidiaries of our report dated April 21, 2000, (except Note 7, as to which the date is May 11, 2000) with respect to the financial statements and schedule of the Crown Central Employees Savings Plan, for the year ended December 31, 1999 included under Item 14., EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K in this Form 10-K/A, No. 3.

                                       /s/ Ernst & Young LLP


Baltimore, Maryland
June 28, 2000